Exhibit 99

DEARBORN BANCORP REPORTS RECORD
FIRST QUARTER EARNINGS.

     DEARBORN, Michigan, April 20, 2004 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, announced today that its earnings for the three months ended March 31, 2004, were $1,174,000 or $0.36 per diluted common share. These earnings were a new record for any quarterly reporting period in the Company’s ten-year history. They were also 102% greater than income of $580,000 ($0.19 per diluted common share) reported for the same period in 2003.

     During the 12 months prior to the end of the First Quarter, the Company’s total assets increased by 20 percent to $463,543,000, total deposits went up 23 percent to $395,904,000, and total loans grew by 46 percent to stand at $420,783,000 at the end of March.

     Michael J. Ross, President and Chief Executive Officer of both the Holding Company and the Bank issued his organization’s earnings report and commented, “By virtually any measure, our Company is making splendid progress and our financial performance attests to that fact. Our net interest income was up 49 percent over the same quarter last year, due primarily to growth in our loan portfolio. The decline in non-interest income was due to the apparent end of the mortgage refinance boom, but in dollar terms, this fall off in mortgage banking revenue was dwarfed by the increase in interest income.”

     Ross went on to say, “We are particularly pleased with the growth of deposit and loan volumes at our newest offices in Auburn Hills and Southgate. Both of these operations are now solidly profitable. This happy situation has allowed us to begin evaluating potential sites for additional bank offices. In the meantime, we will continue striving for profitable growth within the markets we already serve.”

     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The bank operates full service offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate, and Auburn Hills in the State of Michigan. The company’s common shares trade on the Nasdaq National Market under the symbol DEAR.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

     Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

(In thousands, except share data)
	3 Months Ended	3 Months Ended
	March 31	March 31
Condensed Statement of Income:	2004	2003
Interest income	$6,498	$5,317
Interest expense	2,014	2,305

Net interest income	4,484	3,012
Provision for loan losses	224	228

Net interest income after provision	4,260	2,784
Non-interest income	306	751
Non-interest expense	2,791	2,657

Income before taxes	1,775	878
Income tax provision	601	298

Net income	$1,174	$580

Share Data:
Weighted avg no. of shares outstanding — basic	2,952,870	2,887,525
Weighted avg no. of shares outstanding — diluted	3,255,853	3,119,441
Period end shares outstanding	2,960,303	2,896,078

Per Common Share Data:
Net income, basic	$0.40	$0.20
Net income, diluted	$0.36	$0.19
Closing Stock Price	$22.00	$15.22
Book Value	$12.08	$10.82

Profitability Ratios, Annualized:
Return on average stockholders’ equity	13.23%	7.45%
Return on average total assets	1.04%	0.63%
Average equity to average total assets	7.85%	8.49%

Condensed Balance Sheet:	March 31	December 31	March 31
	2004	2003	2003
Assets
Cash and equivalents	$20,957	$21,148	$53,878
Mortgage loans held for sale	1,266	1,505	8,633
Investment securities, available for sale	13,607	18,021	29,899
Loans	420,783	400,958	288,321
Allowance for loan losses	(4,632)	(4,314)	(3,109)
Other assets	11,562	8,757	8,433

Total assets	$463,543	$446,075	$386,055

Liabilities and stockholders’ equity
Deposits	$395,904	$379,619	$322,062
Federal Home Loan Bank advances	20,638	20,638	20,660
Other liabilities	1,251	1,217	1,993
Subordinated debentures	10,000	10,000	10,000
Stockholders’ equity	35,750	34,601	31,340

Total liabilities and stockholders’ equity	$463,543	$446,075	$386,055